N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

As of July 31st 2014

Fund	Name of Person	Ownership % of Series
Columbia Global Inflation-Linked Bond Plus Fund	JPMCB NA CUST FOR COLUMBIA DIVERSIFIED REAL RETURN FUND	42.03%

Columbia Global Inflation-Linked Bond Plus Fund	JPMCB NA CUST FO COLUMBIA CAPITAL ALLOCATION MODERATE CONSERVATIVE PORTFOLIO	32.53%

As of February 1st 2014

Fund	Name of Person	Ownership % of Series